Telestone Technologies Corporation Ltd. Announces
Second Quarter 2008 Results

Net Income Increased 28.6% Year-over-Year

BEIJING, Aug. 13 /Xinhua-PRNewswire-FirstCall/ -- Telestone Technologies Corporation Ltd. ("Telestone" or the "Company") (Nasdaq: TSTC), a leading developer and provider of wireless communication coverage solutions based in the People’s Republic of China, today announced its unaudited financial results for the first quarter of 2008.

Second Quarter Highlights:

--
There is net income of US $1.8 million, with an increase of 28.6% from the second quarter of 2007. The increase of our net income is primarily due to the promotion of our new products which are of the higher prices and gross margins. Revenue for the quarter of US $6.0, a slight decrease of 11.8% from the Q2 of 2007.

--	The cost of equipment and services was $2.6 million, consisting of a decrease of 16.6% compared to $3.7 million in the second quarter of 2007.

--	Gross margins of 57.1%, compared to 54.6% in Q2, 2007.

--	Gross profit decreased 7.8% year-over-year to US $3.7 million.

"I am very glad to announce our second quarter financial results during the Olympic Games period. And I am pleased to declare Telestone’s net income continued to grow with an increase of 28.6% in the second quarter, which is resulting from the promotion of our new products," commented by Mr. Han Daqing, Chairman and Chief Executive Officer of Telestone. "In light of the Restructuring currently under way and the promotion plan for Telestone’s new products, we believe that our revenues and profits in the year 2008 will continue to improve and eventually eclipse fiscal year 2007’s revenue totals with the continued development and application of our new products, solutions, and the contribution of our newly developing markets."

Second Quarter Financial Results

Net income
Net income for the second quarter rose significantly compared to last year to US $1.8 million, from US $1.4 million in the second quarter of 2007. The increase of our net income is due to our business expansion of our new products, which are of higher prices and gross margins compared to the traditional products. This also leads to the decrease of the cost of equipment sale. Therefore, although our revenue decreased, we still encounter a positive quarter with new income increase of 28.6%.

Revenue
There is a slight downward of quarterly revenue of US $6.0 million, 11.8% decline compared to US $6.9 million in Q2 2007, largely due to the decreased network expenditures of China Unicom, China Telecom and China Netcom, which were severely affected during the quarter by the China Telecom Restructuring Plan. However, China Mobile’s expenditure increased substantially, as it was not greatly affected by the Restructuring. Consequently, our revenue from China Mobile increased tremendously in the second quarter of 2008. We believe that, with the expected completion of the Restructuring and launch of the 3G wireless network, Chinese carriers’ total capital investment in year 2008 will continue to increase over that of 2007.
Revenue from other customers within China totaled US $80,000, an increase compared to $44,000 during the same period of 2007. This increase is primarily due to our system integration business, which was strengthened thanks to the establishment of the Business Department of Private Network Operator concerned specifically with the business of system equipment and special network services.
Revenues generated from overseas were $54,000, a decrease of 14.3% compared to the second quarter of 2007. The decreased revenue from overseas market is mainly contributable to the following reasons: In order to get higher profits in the future, Telestone’s product sales in the overseas market began shifting from RF Amplifier products sales to WFDS sales. WFDS is in the exploratory stage. However, we are confident that there will be substantial progress in WFDS sales in the third and forth quarters in light of higher gross profits from our new product with its technological advantages. The decreased revenue is also because of the economic crisis in Vietnam.

Cost of equipment and services
For the three months and six months ended June 30, 2008, our total costs were $2,597,000 and $5,932,000, which represented a decrease of 16.60% and an increase of 7.56%, respectively, compared to the corresponding periods of 2007. The decreased cost of equipment and services in the second quarter is a result of the higher prices and gross margins of new products.

Gross profit and gross margin
Gross profit decreased by 7.8% to US $3.5 million from US $3.7 million in Q2 2007. Our gross profit decrease during the reporting period is attributable to the same factors as the decrease in revenue. Gross margin for Q2 2008 is 57.1% compared to 54.6% in the second quarter of 2007. Our increased gross margin during the reporting period was primarily due to the reduced cost of equipment and services.

Business Outlook
As we mentioned in early July, despite the anticipation of Telestone’s domestic business being impacted by the Beijing Olympic Games to be held in August, in light of the Restructuring currently under way and the promotion plan for Telestone’s new products, the Company believes that its 2008 full year revenues and net income will grow by at least 20% compared with that of 2007. With the Restructuring expected to be complete in 2009, Chinese telecom operators are expected to increase their capital expenditures in indoor coverage networks and the Company therefore anticipates 2009 revenue increasing around 100% from that of 2008.

Conference Call
The Company’s management team will conduct a conference call on Thursday, August 14, 2008 at 5:00 am (Pacific)/8:00 am (Eastern)/8:00 pm (Beijing/Hong Kong).

U.S. Participants: +1 800 860 2442
International Participants: +1 412 858 4600
Passcode for all: Telestone Call

A live audio webcast of the conference call will also be available through our new corporate website, please visit: http://www.videonewswire.com/event.asp?id=50658

The audio replay of the conference call will be available for one year following the announcement at the above link.
A replay will be available after the end of the call until May 20th.

All participants please dial:
+1 877 344 7529 (toll free) or +1 412 317 0088
Passcode: 422120

About Telestone Technologies Corporation
Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees. For more information please visit http://www.telestone.com .

Safe Harbor Statement
Statements about the Company’s future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

Telestone Technologies Corporation

Condensed Consolidated Statements of Operations and Other Comprehensive Income
For the 6 months ended June 30, 2008 and 2007
(Dollars in thousands except share data and per share amounts)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	US$’000	US$’000	US$’000	US$’000
Operating revenues
Sales of equipments	2,385	4,760	6,315	7,711
Service income	3,663	2,096	6,222	3,941
Total operating revenues	6,048	6,856	12,537	11,652
Cost of operating revenues
Cost of net sales	(1,427)	(2,557)	(3,530)	(4,155)
Cost of service	(1,170)	(557)	(2,402)	(1,360)
Total cost of operating revenues	(2,597)	(3,114)	(5,932)	(5,515)
Gross income	3,451	3,742	6,605	6,137
Operating expenses
Sales and marketing	1,083	1,065	2,598	1,985
General and administrative	580	593	1,253	1,213
Research and development	123	325	253	497
Depreciation and amortization	84	64	161	123
Total operating expenses	1,870	2,047	4,265	3,818
Operating income	1,581	1,695	2,340	2,319
Interest expense	(107)	(26)	(143)	(51)
Other income, net	625	11	943	11
Income before income taxes	2,099	1,680	3,140	2,279
Income taxes	(319)	(279)	(522)	(430)
Net income	1,780	1,401	2,618	1,849
Other comprehensive income
Foreign currency translation
adjustment	29	42	1,489	42
Comprehensive income	1,809	1,443	4,107	1,891
Earnings per share:
Weighted average number of
common stock outstanding
Basic	10,404,550	9,604,550	10,404,550	9,415,919
Dilutive effect of warrants	62,072	123,606	72,259	91,833
Diluted	10,466,622	9,728,156	10,476,809	9,507,752
Net income per share of common
stock
Basic (US$)	0.17	0.15	0.25	0.20
Diluted (US$)	0.17	0.14	0.25	0.19

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets
As of June 30, 2008 and December 31, 2007
(Dollars in thousands except share data and per share amounts)

		(Unaudited)
		As of	As of
		June 30, December 31,
		2008	2007
ASSETS	Note	US$’000	US$’000
Current assets:
Cash and cash equivalents		4,853	5,473
Accounts receivable, net of allowance		51,936	45,013
Due from related parties		1,839	1,792
Inventories		7,759	8,023
Prepayment		1,611	1,169
Other current assets		1,246	1,332
Total current assets		69,244	62,802
Goodwill		3,119	3,119
Property, plant and equipment, net		1,092	1,170
		4,211	4,289
Total assets		73,455	67,091
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term loan from
related parties		31	28
Short-term bank loans		2,856	2,051
Accounts payable - Trade		8,328	7,614
Customer deposits for sales of equipment		793	262
Due to related parties		1,855	2,318
Taxes payable		5,434	4,741
Accrued expenses and other accrued
liabilities		7,211	7,221
Total current liabilities		26,508	24,235
Non-current liabilities:
Long term loan from related parties		14	30
		26,522	24,265
Commitments and contingencies		--	--
Stockholders’ equity:
Preferred stock, US$0.001 par value,
10,000,000 shares authorized, no
shares issued		--	--
Common stock and paid-in-capital, US$0.001
par value:
Authorized - 100,000,000 shares as of June
30, 2008		--	--
Issued and outstanding - 10,404,550 shares
as of June 30, 2008 and December 31, 2007		11	11
Additional paid-in capital		18,989	18,989
Dedicated reserves		3,199	3,199
Other comprehensive income		4,506	3,017
Retained earnings		20,228	17,610
Total stockholders’ equity		46,933	42,826
Total liabilities and stockholders’ equity		73,455	67,091

Telestone Technologies Corporation

Condensed Consolidated Statements of Changes in Stockholders’ Equity
For the 6 months ended June 30, 2008
(Dollars in thousands except share data and per share amounts)

	Number of shares Amount capital	Additional paid-in	Dedicated reserves
	US$’000	US$’000	US$’000

Balance at January 1, 2007	8,935,106	98,475	2,619
Issuance of stock (net of expenses)	1,469,444	210,514	--
Net income	--	----	--
Foreign currency translation
adjustment	--	----	--
Transfer to indicated reserves	--	----	580
Balance at December 31, 2007	10,404,550	1118,989	3,199
Net income	--	----	--
Foreign currency translation
adjustment	--	----	--
Balance at June 30, 2008 (unaudited)	10,404,550	1118,989	3,199

	Other comprehensive earnings income	Retained	Total
	US$’000	US$’000	US$’000
Balance at January 1, 2007	1,015	12,152	24,270
Issuance of stock (net of expenses)	--	--	10,516
Net income	--	6,038	6,038
Foreign currency translation
adjustment	2,002	--	2,002
Transfer to indicated reserves	--	(580)	--
Balance at December 31, 2007	3,017	17,610	42,826
Net income	--	2,618	2,618
Foreign currency translation
adjustment	1,489	--	1,489
Balance at June 30, 2008 (unaudited)	4,506	20,228	46,933

Telestone Technologies Corporation

Condensed Consolidated Statements of Cash Flows
For the 6 months ended June 30, 2008 and 2007
(Dollars in thousands except share data and per share amounts)

	(Unaudited) Six months ended June 30,
	2008	2007
	US$’000	US$’000
Cash flows from operating activities
Net income	2,618	1,849
Adjustments to reconcile net income to net cash
used in operating activities:
Loss on disposal of property, plant and
equipment	1	3
Depreciation and amortization	161	123
Provision for doubtful accounts	200	402

Changes in assets and liabilities:
Accounts receivable	(5,216)	(2,497)
Due from related parties	34	(235)
Inventories	636	(806)
Prepayment	(397)	214
Other current assets	149	(193)
Accounts payable	383	(1,051)
Customer deposits for sales of equipment	530	191
Due to related parties	(579)	3
Taxes payable	491	2,660
Accrued expenses and other accrued
liabilities	(340)	(3,289)
Net cash used in operating activities	(1,329)	(2,626)

Cash flows from investing activities
Purchase of property, plant and equipment	(27)	(146)
Proceeds from disposal of property, plant and
equipment	23	30

Net cash used in investing activities	(4)	(116)

Cash flows from financing activities
Proceeds from issuance of shares (net of
expenses)	--	5,460
Repayment of long-term loan	(16)	(1,279)
Proceeds from new short-term bank loan raised	714	--

Net cash generated from financing	698	4,181

Net (decrease) increase in cash and cash
equivalents	(635)	1,439

Cash and cash equivalents, beginning of the
period	5,473	3,380

Effect on exchange rate changes	15	42

Cash and cash equivalents, end of the period	4,853	4,861

Supplemental disclosure of cash flows information
Interest received	2	14
Interest paid	(59)	(51)
Tax paid	(50)	--

For further information please contact:

Telestone Technologies Corporation Ltd.
Fang Cui
Tel: +86-10-8367-0088 x1202
Email: cuifang@telestone.com

Nick Li
Secretary of the Board
Tel: +86-10-8367-0088 x1002
Email: nickl@telestone.com

SOURCE Telestone Technologies Corporation Ltd.